EXHIBIT 10.1

EXECUTION VERSION

FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT
THIS FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made and entered into as of November 21, 2013 (the “First Amendment Effective Date”), by and among OXFORD INDUSTRIES, INC., a Georgia corporation (“Parent”), TOMMY BAHAMA GROUP, INC., a Delaware corporation (“TBG” and, together with Parent, collectively, the “Borrowers”), the Persons party hereto as guarantors (collectively, the “Guarantors” and, together with the Borrowers, collectively, the “Borrower Parties”), the Lenders party hereto, and SUNTRUST BANK, as administrative agent (the “Administrative Agent”).
W I T N E S S E T H :
WHEREAS, the Borrower Parties, the financial institutions party thereto as lenders (collectively, the “Lenders”), and the Administrative Agent have executed and delivered that certain Third Amended and Restated Credit Agreement dated as of June 14, 2012 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”); and
WHEREAS, the Borrower Parties have requested that the Administrative Agent and the Lenders agree to extend the Maturity Date under the Credit Agreement and amend certain other provisions of the Credit Agreement as set forth herein, and the Administrative Agent and the Lenders have agreed to such extension and amendments, in each case, subject to the terms and conditions set forth below.
NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:
SECTION 1. Definitions. Unless otherwise specifically defined herein, each term used herein (and in the recitals above) which is defined in the Credit Agreement (as amended hereby) shall have the meaning assigned to such term in the Credit Agreement (as amended hereby). Each reference to “hereof,” “hereunder,” “herein,” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall from and after the date hereof refer to the Credit Agreement as amended hereby.
SECTION 2.    Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:
(a)    The definitions of “Applicable Margin,” “Eligible In-Transit Inventory,” “Fixed Charges,” and “Maturity Date” in Section 1.1 of the Credit Agreement are hereby amended so that they read in their entirety, respectively, as follows:
“Applicable Margin” shall mean that per annum rate of interest determined as follows: with respect to each Advance and issuance of Letters of Credit, the applicable margin shall be (a) from the First Amendment Effective Date through (and including) the date two (2) Business Days after the delivery of the Borrowing Base Certificate required pursuant to Section 7.5(a) for the period ended February 1, 2014, (i) for Eurodollar Advances, 1.75% plus the Incremental Facility Yield Adjustment, if any, (ii) for Base Rate Advances, 0.75% plus the Incremental Facility Yield Adjustment, if any, (iii) for Standby Letters of Credit, 1.75% plus the Incremental Facility Yield Adjustment, if any, and (iv) for Documentary Letters of Credit, 1.00% plus the Incremental Facility Yield Adjustment, if any, and (b) thereafter, the applicable margin determined by the Administrative Agent based upon the Average Availability for the fiscal quarter most recently ended (with respect to which the Borrowing Base Certificate referred to below is delivered), effective as of the third Business Day after the Borrowing Base Certificate referred to in Section 7.5(a) is delivered by Parent to the Administrative Agent for such fiscal quarter most recently ended, expressed as a per annum rate of interest as follows:

Level	Average Availability	Applicable Margin		Letter of Credit Fee
		Eurodollar Advances	Base Rate Advances	Standby Letters of Credit	Documentary Letters of Credit
I	Greater than or equal to 66% of the amount of the Revolving Loan Commitment then in effect	1.25%	0.25%	1.25%	0.50%
II	Greater than or equal to 33% but less than 66% of the amount of the Revolving Loan Commitment then in effect	1.50%	0.50%	1.50%	0.75%
III	Less than 33% of the amount of the Revolving Loan Commitment then in effect	1.75%	0.75%	1.75%	1.00%

; provided, that each per annum rate of interest set forth above shall be increased by the Incremental Facility Yield Adjustment, if any.
In the event that Parent fails to timely provide the Borrowing Base Certificate referred to above in accordance with the terms of Section 7.5(a), and without prejudice to any additional rights under Section 9.2, as of the second Business Day after delivery of such Borrowing Base Certificate was due until the date two (2) Business Days following the date such Borrowing Base Certificate was delivered, the applicable margin shall be the highest pricing level (i.e. Level III). In the event that the information contained in any Borrowing Base Certificate referred to above is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher interest rate for any period (an “Applicable Period”) than the applicable margin actually applied for such Applicable Period, then (i) Borrowers shall immediately deliver to the Administrative Agent a correct Borrowing Base Certificate for such Applicable Period, (ii) such higher applicable margin shall be deemed to have been in effect for such Applicable Period, and (iii) the Borrowers shall immediately deliver to the Administrative Agent full payment in respect of the accrued additional interest on the Loans and Letters of Credit as a result of such increased applicable margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.11 (it being understood that nothing contained in this paragraph shall limit the rights of the Administrative Agent and the other Lenders to exercise their rights under Section 2.3(b) or Section 9.2).
“Eligible In-Transit Inventory” means (a) Eligible Permitted Location In-Transit Inventory in an aggregate amount not to exceed $10,000,000 and (b) all other finished goods which constitute In-Transit Inventory (without duplication of any Eligible Permitted Location In-Transit Inventory, Eligible L/C Inventory, Eligible Canadian Inventory or Eligible Domestic Inventory) owned by any Borrower Party, which such Inventory is in transit to a Borrower Party’s location in the US or Canada (excluding the Province of Quebec) or to a customer of a Borrower Party that will take delivery of such Inventory at the port of destination located in the US or Canada (excluding the Province of Quebec) and as to which such In-Transit Inventory: (i) shall be the subject of a bill of lading or a cargo receipt that (A)(x) in the case of a negotiable bill of lading or negotiable cargo receipt, is consigned to the Administrative Agent or an Issuing Bank (either directly or by means of endorsement) or (y) in the case of a non-negotiable bill of lading or non-negotiable cargo receipt, is consigned to the Administrative Agent or an Issuing Bank (either directly or by means of endorsements) or to a Borrower Party if such bill of lading or cargo receipt shall state “[Name of applicable Borrower Party], subject to the security interest of SunTrust Bank, as agent, 303 Peachtree Street, Twenty-Third Floor, Atlanta, Georgia 30308” thereon and (B) was issued by the carrier respecting the subject In-Transit Inventory, (ii) is insured in accordance with Section 6.5, (iii) with respect to In-Transit Inventory that is subject to a non-negotiable bill of lading or non-negotiable cargo receipt, such In-Transit Inventory shall be in the physical possession of an Approved Freight Handler and (iv) would not be deemed ineligible for inclusion in the Borrowing Base under clauses (a), (b), (d) (other than in respect of any possessory Lien of the related common carrier or any Lien in favor of a related Approved Freight Handler), (e), (f), (g), (h), (j) or (l) of the definition of Eligible Domestic Inventory, treating such eligibility criteria as applicable to such In-Transit Inventory. Upon the request of the Administrative Agent, the Borrower Parties shall promptly deliver to the Administrative Agent copies of all such bills of lading or cargo receipts.
“Fixed Charges” shall mean, for Borrowers and their Subsidiaries for any period, the sum (without duplication) of (a) Interest Expense for such period, (b) Rent Expense for such period, (c) scheduled principal payments made on Total Funded Debt during such period (which, for purposes of clarification, exclude prepayments under the Revolving Loans), (d) Restricted Payments (other than (1) Dividends paid in kind, (2) Restricted Payments paid during fiscal year 2013 permitted pursuant to Section 8.4(d) in an aggregate amount not to exceed $15,000,000, and (3) Restricted Payments paid during any fiscal year, commencing with fiscal year 2016, and continuing thereafter, permitted pursuant to Section 8.4(d) in an aggregate amount not to exceed $5,000,000 per fiscal year) to holders of Equity Interests paid by Parent during such period and (e) any cash payments for earn-outs or contingent consideration arising from acquisitions permitted pursuant to Section 8.7(d) to the extent such payments exceed amounts deducted with respect to such earn-outs or contingent consideration in determining Net Income or EBITDAR for the current and all prior periods.
“Maturity Date” shall mean November 21, 2018, or such earlier date as payment of the Loans shall be due (whether by acceleration or otherwise).
(b)    Section 1.1 of the Credit Agreement is hereby amended by adding the following new defined terms thereto in appropriate alphabetic order:
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“First Amendment” shall mean that certain First Amendment to Third Amended and Restated Credit Agreement dated as of the First Amendment Effective Date by and among the Borrowers, the Guarantors, the Lenders, and the Administrative Agent.
“First Amendment Effective Date” shall mean November 21, 2013.
“Eligible Permitted Location In-Transit Inventory” shall mean Inventory of a Borrower Party that (a) is currently in transit (whether by vessel, air or land) from (i) a Permitted Location of a Borrower Party in the United States or Canada to (ii) a Permitted Location of a Borrower Party in the United States or Canada, so long as such Inventory remains in a jurisdiction where all necessary actions have been taken to perfect the Administrative Agent’s Lien on such Inventory (including all PPSA filings), as reasonably determined by the Administrative Agent and (b) would not be deemed ineligible for inclusion in the Borrowing Base under clauses (a), (b), (d) (other than in respect of any possessory Lien of the related common carrier or any Lien in favor of a related Approved Freight Handler), (e), (f), (g), (h), (i), (j) or (l) of the definition of Eligible Domestic Inventory.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal. For purposes of this definition, the term “Swap Obligations” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Permitted Location” shall mean any location that is (i) real property owned by a Borrower Party, (ii) leased premises where the fair market value of the Inventory stored or located at such leased premises is $100,000 or less, (iii) leased premises in regard to which the landlord thereof shall have executed and delivered to the Administrative Agent a Collateral Access Agreement or with respect to which the Administrative Agent has established a Rent Reserve, or (iv) premises where a bailee, warehouseman or similar party is in possession of such Inventory and shall have executed and delivered to the Administrative Agent a Collateral Access Agreement; provided, however, a Permitted Location shall not include any location with the aggregate fair market value of all Inventory at such location, together with all other Inventory located within a reasonable proximity to such location, is less than $50,000.
“Specified Foreign Obligation Letters of Credit” shall mean Standby Letters of Credit (a) with an expiration date that extends beyond the Maturity Date and (b) issued from time to time by an Issuing Bank hereunder to another bank or financial institution to support a foreign guaranty or similar instrument issued by such bank or financial institution for the account or benefit of any Borrower Party or, to the extent permitted under Section 8.5 (if applicable), any Subsidiary of a Borrower Party.
(c)    Clause (c) of the definition of “Eligible Domestic Inventory” in Section 1.1 of the Credit Agreement is hereby amended so that it reads in its entirety as follows:
(c)    Inventory that is not located at a Permitted Location in the US;
(d)    The definition of “Obligations” in Section 1.1 of the Credit Agreement is hereby amended by adding the following proviso at the end of such definition:
; provided, however, that with respect to any Guarantor, the Obligations shall not include any of such Guarantor’s Excluded Swap Obligations.
(e)    Section 2.4(b) of the Credit Agreement is hereby amended so that it reads in its entirety as follows:
(b)    Unused Line Fee. The Borrowers jointly and severally agree to pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Revolving Commitment Ratios, an unused line fee (“Unused Line Fee”) on the aggregate amount by which the Revolving Loan Commitment exceeded the sum of the average daily amount of Aggregate Revolving Credit Obligations (other than with respect to any Swing Loans and Agent Advances) (“Utilization”) for each day from the First Amendment Effective Date through the Maturity Date (or the date of any earlier prepayment in full of the Obligations), at a per annum rate equal to twenty-five hundredths of one percent (0.25%). Such Unused Line Fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable in arrears on the second Business Day following December 31, 2013, for the period commencing on the First Amendment Effective Date and ending on December 31, 2013, and thereafter shall be payable quarterly in arrears on the second Business Day of each calendar quarter for the prior calendar quarter, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations).
(f)    The SIXTH prong in Section 2.11(a) is hereby amended so that it reads in its entirety as follows:
SIXTH, to the payment of the Obligations arising in respect of Bank Products then due and payable; provided, however, that no amount received from any Guarantor (including any proceeds of any sale of, or other realization upon, all or any part of the Collateral owned by such Guarantor) shall be applied to any Excluded Swap Obligation of such Guarantor; and
(g)    The SEVENTH prong in Section 2.11(b) is hereby amended so that it reads in its entirety as follows:
SEVENTH, to the payment of any Obligation arising in respect of the Bank Products; provided, however, that no amount received from any Guarantor (including any proceeds of any sale of, or other realization upon, all or any part of the Collateral owned by such Guarantor) shall be applied to any Excluded Swap Obligation of such Guarantor;
(h)    Section 2.15(a) of the Credit Agreement is hereby amended so that it reads in its entirety as follows:
(a)    Subject to the terms and conditions of this Agreement, each Issuing Bank, on behalf of the Lenders, and in reliance on the agreements of the Lenders set forth in Section 2.15(c) below, hereby agrees to issue (or arrange with a Foreign Issuer for the issuance of) one or more Letters of Credit up to an aggregate face amount equal to such Issuing Bank’s Letter of Credit Commitment; provided, however, that, except as described in the last sentence of Section 4.3, the Issuing Banks shall not issue (or arrange with a Foreign Issuer for the issuance of) any Letter of Credit unless the conditions precedent to the issuance thereof set forth in Section 4.3 have been satisfied; provided, however, that at no time shall (i) the total Letter of Credit Obligations outstanding hereunder exceed the Aggregate Letter of Credit Commitment or (ii) the aggregate face amount of all outstanding Specified Foreign Obligation Letters of Credit exceed $3,000,000. In addition, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as each Issuing Bank shall approve and that the Borrowers shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as each Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control. Each Letter of Credit shall (i) be denominated in Dollars, and (ii) (other than Specified Foreign Obligation Letters of Credit) expire no later than the earlier to occur of (A) the date thirty (30) days prior to the Maturity Date, and (B) three hundred sixty (360) days after its date of issuance (but may contain provisions for automatic renewal provided that no Default exists on the renewal date or would be caused by such renewal and provided no such renewal shall extend beyond the date thirty (30) days prior to the Maturity Date). Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York. None of the Issuing Banks shall at any time be obligated to issue, or cause to be issued, any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank to exceed any limits imposed by, any Applicable Law.
(i)    Section 2.15 of the Credit Agreement is hereby amended by adding the following new Section 2.15(k) in appropriate alphabetical order:
(k)    Any term or provision of this agreement to the contrary notwithstanding, (i) the expiration date of any Specified Foreign Obligation Letter of Credit shall be acceptable to the applicable Issuing Bank (and shall extend beyond the Maturity Date), (ii) in addition to the fees set forth in Section 2.4, the Borrowers shall pay to the Administrative Agent, for the account of each applicable Issuing Bank, any fees or other amounts charged by any other bank or financial institution to such Issuing Bank in connection with the issuance of a Specified Foreign Obligation Letter of Credit, (iii) the Lenders’ obligation to reimburse the applicable Issuing Bank for any draw under a Specified Foreign Obligation Letter of Credit under Section 2.15 shall cease and be of no further force and effect upon final and indefeasible payment in full of the Obligations (including cash collateralizing all Letters of Credit) and termination of the Revolving Loan Commitments, so long as each Specified Foreign Obligation Letter of Credit is cash collateralized in an amount to be mutually determined by the applicable Issuing Bank and the Borrowers on the date of issuance of such Specified Foreign Obligation Letter of Credit, and (iv) for purposes of Section 2.5(b), 2.11(b), 2.18(b)(ii), 3.1(b), 3.1(f), 9.2(d) and 10.15(a)(i), the amount of cash collateral required with respect to Specified Foreign Obligation Letters of Credit shall be mutually determined by the applicable Issuing Bank and the Borrowers on the date of issuance of such Specified Foreign Obligation Letter of Credit.
(j)    Section 8.4(c) of the Credit Agreement is hereby amended so that it reads in its entirety as follows:
(c) Parent may make Restricted Payments after the Agreement Date if (i) such Restricted Payments do not exceed $35,000,000 in the aggregate during any fiscal year of Parent, so long as before and after giving effect to such Restricted Payment, no Default has occurred and is continuing or would result from the making of such Restricted Payment, and (ii) such Restricted Payments exceed $35,000,000 in the aggregate during any fiscal year of Parent, so long as (A) no Default has occurred and is continuing or would result from the making of such Restricted Payment and (B) Parent, on behalf of the Borrower Parties, delivers to the Administrative Agent a certificate, together with supporting documents in form and substance satisfactory to the Administrative Agent, executed by an Authorized Signatory certifying that, after giving pro forma effect to such Restricted Payment, (1) Availability is not projected to be less than the greater of (y) seventeen and one half of one percent (17.5%) of the amount of the Revolving Loan Commitment then in effect and (z) $41,125,000, at all times during the twelve (12) month period immediately following such Restricted Payment and (2) Borrower Parties and their Subsidiaries have, on a consolidated basis, a Fixed Charge Coverage Ratio of at least 1.10:1.00 for the immediately preceding twelve (12) fiscal month period then ended; provided, that if Availability is greater than twenty-two and one half of one percent (22.5%) of the amount of the Revolving Loan Commitment then in effect, then no Fixed Charge Coverage Ratio test shall be required; and
(k)    Section 8.5(e) of the Credit Agreement is hereby amended so that it reads in its entirety as follows:
(e) on and after the First Amendment Effective Date, the Borrower Parties and their Subsidiaries may make additional Investments in their Foreign Subsidiaries in the form of loans or additional equity contributions if (i) such aggregate Investment is less than or equal to $45,000,000, so long as (A) no Default or Event of Default shall have occurred or is continuing or results therefrom and (B) the Administrative Agent shall have received a pro forma Borrowing Base Certificate giving effect to such transaction if any Collateral included in the most recent Borrowing Base Certificate (other than Qualified Cash so long as any such Qualified Cash used to fund such Investment, if deducted from the most recent Borrowing Base Certificate, would not result in an Overadvance) was contributed to such Foreign Subsidiary as part of such Investment, or (ii) such aggregate Investment is greater than $45,000,000, so long as (A) no Default or Event of Default shall have occurred or is continuing or results therefrom and (B) Administrative Borrower delivers a certificate, together with supporting documentation (including a pro forma Borrowing Base Certificate giving effect to such transaction if any Collateral included in the most recent Borrowing Base Certificate was contributed to such Foreign Subsidiary as part of such Investment) in form and substance reasonably satisfactory to the Administrative Agent, to the Administrative Agent executed by an Authorized Signatory evidencing that after giving pro forma effect to such Investment (y) Availability is not projected to be less than the greater of (a) seventeen and one half of one percent (17.5%) of the amount of the Revolving Loan Commitment then in effect and (b) $41,125,000 at all times during the twelve (12) month period immediately following such Investment and (C) Borrowers and their Subsidiaries have, on a consolidated basis, a Fixed Charge Coverage Ratio of at least 1.10:1.00 for the immediately preceding twelve (12) fiscal month period then ended; provided, that if Availability is greater than twenty-two and one half of one percent (22.5%) of the amount of the Revolving Loan Commitment then in effect, then no Fixed Charge Coverage Ratio test shall be required;
(l)    Section 8.5(l) of the Credit Agreement is hereby amended so that it reads in its entirety as follows:
(l) on and after the First Amendment Effective Date, the Borrower Parties and their Subsidiaries may make additional Investments if (i) such aggregate Investment is less than or equal to $45,000,000, so long as no Default or Event of Default shall have occurred or is continuing or results therefrom, or (ii) such aggregate Investment is greater than $45,000,000, so long as (A) no Default or Event of Default shall have occurred or is continuing or results therefrom and (B) Administrative Borrower delivers a certificate, together with supporting documentation in form and substance reasonably satisfactory to the Administrative Agent, to the Administrative Agent executed by an Authorized Signatory evidencing that after giving pro forma effect to such Investment Availability is not projected to be less than the greater of (a) seventeen and one half of one percent (17.5%) of the amount of the Revolving Loan Commitment then in effect and (b) $41,125,000 at all times during the twelve (12) month period immediately following such Investment and (C) Borrowers and their Subsidiaries have, on a consolidated basis, a Fixed Charge Coverage Ratio of at least 1.10:1.00 for the immediately preceding twelve (12) fiscal month period then ended; provided, that if Availability is greater than twenty-two and one half of one percent (22.5%) of the amount of the Revolving Loan Commitment then in effect, then no Fixed Charge Coverage Ratio test shall be required; and
(m)    Section 8.5 of the Credit Agreement is hereby amended by adding the following new clause (n) in appropriate alphabetical order:
(n) any Borrower Party or Subsidiary of a Borrower Party may hold the Investments in existence on the First Amendment Effective Date and described on Schedule 1 to the First Amendment, so long as such Investments were permitted under Section 8.5(e) or Section 8.5(l) during the period from and including the Agreement Date through, but not including, the First Amendment Effective Date.
(n)    Section 10.15(a)(i) of the Credit Agreement is hereby amended so that it reads in its entirety as follows:
(i)    against all of the Collateral, upon final and indefeasible payment in full of the Obligations (including cash collateralizing all Letters of Credit) and termination of the Revolving Loan Commitments;
SECTION 3.    Representations and Warranties. Each Borrower Party hereby represents and warrants to the Administrative Agent and the Lenders as follows:
(a)    Both before and after giving effect to this Agreement, the representations and warranties of the Borrower Parties under the Credit Agreement and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein).
(b)    No Default or Event of Default has occurred and is continuing or would result from giving effect to the terms hereof.
(c)    Each Borrower Party has the corporate power and is duly authorized to enter into, deliver and perform this Agreement.
(d)    This Agreement is the legal, valid and binding obligation of the Borrower Parties enforceable against the Borrower Parties in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
SECTION 4.    Conditions Precedent. This Agreement shall become effective only upon satisfaction of the following conditions precedent:
(a)    The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:
(i)    this Agreement duly executed by each of the Borrower Parties, the Administrative Agent, and the Lenders;
(ii)    a favorable written opinion of (i) King & Spalding LLP, counsel to the Borrower Parties and (ii) Gray Robinson, P.A., local Florida counsel to the Borrower Parties;
(iii)    if an Advance of Loans is to be made on the First Amendment Effective Date, a duly executed Request for Advance for such Loans or, if no Advance of Loans is to be made on the First Amendment Effective Date, a certificate dated as of the First Amendment Effective Date and signed by an Authorized Signatory of the Administrative Borrower confirming compliance with the conditions set forth in Section 4.2 of the Credit Agreement;
(iv)    a loan certificate signed by an Authorized Signatory of each Borrower Party, including a certificate of incumbency with respect to each Authorized Signatory of such Borrower Party, together with appropriate attachments which shall include, without limitation, the following: (A) a copy of Certificate of Incorporation or Formation of such Borrower Party certified to be true, complete and correct by the Secretary of State of the State of such Borrower Party’s incorporation or formation, (B) a true, complete and correct copy of the By-Laws of such Borrower Party (or a certification that there have been no amendments to such organizational documents from any applicable organizational documents delivered on the Agreement Date), (C) a true, complete and correct copy of the resolutions of such Borrower Party authorizing the execution, delivery and performance by such Borrower Party of the Loan Documents and authorizing the borrowings or guaranty, as applicable, hereunder, and (D) certificates of good standing from the jurisdiction of organization of such Borrower Party and each other jurisdiction where such Borrower Party is required to be qualified to do business as a foreign corporation where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect;
(v)    lien search results with respect to the Borrower Parties from all appropriate jurisdictions and filing offices (A) confirming the absence of Liens (other than Permitted Liens), and (B) confirming that the original Uniform Commercial Code financing statements naming the respective Borrower Parties as debtor and the Administrative Agent as secured party have been duly filed in all appropriate jurisdictions;
(vi)    no change in the business, assets, management, operations or financial condition of the Borrower Parties shall have occurred since February 2, 2013, which change has had or could be reasonably expected to have a Materially Adverse Effect, and the Administrative Agent shall have received a certificate of an Authorized Signatory of the Administrative Borrower so stating;
(vii)    all Necessary Authorizations are in full force and effect and are not subject to any pending or threatened reversal or cancellation, that no other consents or approvals are required and that no Default exists, after giving effect to the initial Advance hereunder, and the Administrative Agent shall have received a certificate of an Authorized Signatory of the Administrative Borrower so stating; and
(b)    payment of all (i) accrued and unpaid interest, fees, costs and expenses owing to the Administrative Agent or the Lenders under the Credit Agreement as of the First Amendment Effective Date, (ii) all fees due and payable on the Closing Date under that certain Fee Letter dated as of November 6, 2013, executed by SunTrust Bank and SunTrust Robinson Humphrey, Inc., and acknowledged and agreed to by the Borrowers, and (iii) all reasonable fees and disbursements of counsel to the Administrative Agent invoiced on or prior to the First Amendment Effective Date.
SECTION 5.    Miscellaneous Terms.
(a)    Loan Document. For avoidance of doubt, the Borrower Parties, the Lenders, and the Administrative Agent hereby acknowledge and agree that this Agreement is a Loan Document.
(b)    Effect of Agreement. Except as set forth expressly hereinabove, all terms of the Credit Agreement and the other Loan Documents shall be and remain in full force and effect, and shall constitute the legal and binding obligation of each Borrower Party, Lender and the Administrative Agent, enforceable against such Borrower Party, Lender and the Administrative Agent in accordance with their respective terms. Except to the extent otherwise expressly set forth herein, the amendments set forth herein shall have prospective application only from and after the date of this Agreement.
(c)    No Novation or Mutual Departure. Each Borrower Party expressly acknowledges and agrees that there has not been, and this Agreement does not constitute or establish, a novation with respect to the Credit Agreement or any of the other Loan Documents. Each Borrower Party expressly acknowledges and agrees that, except as expressly set forth in the amendments contained in Section 2 above, (i) there has not been, and this Agreement does not constitute or establish, a mutual departure from the strict terms, provisions, and conditions of the Credit Agreement or any of the other Loan Documents, and (ii) nothing in this Agreement shall affect or limit the Administrative Agent’s or any Lender’s right to demand payment of liabilities owing from any Borrower Party to the Administrative Agent or any Lender under, or to demand strict performance of the terms, provisions, and conditions of, the Credit Agreement and the other Loan Documents, to exercise any and all rights, powers, and remedies under the Credit Agreement or the other Loan Documents or at law or in equity, or to do any and all of the foregoing, immediately at any time after the occurrence of a Default or an Event of Default under the Credit Agreement or the other Loan Documents.
(d)    Ratification. Each Borrower Party hereby restates, ratifies, and reaffirms each and every term, covenant, and condition set forth in the Credit Agreement and the other Loan Documents to which it is a party (as such terms, covenants, and conditions are amended by Section 2 above) effective as of the date hereof.
(e)    No Default. To induce the Administrative Agent and the Lenders to enter into this Agreement and to continue to make advances pursuant to the Credit Agreement (subject to the terms and conditions thereof), each Borrower Party hereby acknowledges and agrees that, as of the date hereof, and after giving effect to the terms hereof, there exists no Default or Event of Default.
(f)    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. This Agreement may be executed by each party on separate copies, which copies, when combined so as to include the signatures of all parties, shall constitute a single counterpart of the Agreement.
(g)    Fax or Other Transmission. Delivery by one or more parties hereto of an executed counterpart of this Agreement via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including, without limitation, Adobe Corporation’s Portable Document Format) shall have the same force and effect as the delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.
(h)    Recitals Incorporated Herein. The preamble and the recitals to this Agreement are hereby incorporated herein by this reference.
(i)    Section References. Section titles and references used in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.
(j)    Further Assurances. Each Borrower Party agrees to take, at such Borrower Party’s expense, such further actions as the Administrative Agent shall reasonably request from time to time to evidence the amendments set forth herein and the transactions contemplated hereby.
(k)    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.
(l)    Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.
(m)    Reaffirmation of Guarantors. Each Guarantor (i) consents to the execution and delivery of this Agreement, (ii) reaffirms all of its obligations and covenants under the Credit Agreement and the other Loan Documents to which it is a party and (iii) agrees that none of its obligations and covenants shall be reduced or limited by the execution and delivery of this Agreement.
[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
BORROWERS:            OXFORD INDUSTRIES, INC.
By:

        Name:

        Title:

TOMMY BAHAMA GROUP, INC.
By:

        Name:

        Title:

GUARANTORS:            BEN SHERMAN CLOTHING LLC

By:

        Name:

        Title:

LIONSHEAD CLOTHING COMPANY

By:

        Name:

        Title:

OXFORD CARIBBEAN, INC.

By:

        Name:

        Title:

OXFORD GARMENT, INC.

By:

        Name:

        Title:

OXFORD INTERNATIONAL, INC.

By:

        Name:

        Title:

OXFORD OF SOUTH CAROLINA, INC.

By:

        Name:

        Title:

PIEDMONT APPAREL CORPORATION

By:

        Name:

        Title:

TOMMY BAHAMA BEVERAGES, LLC

By:

        Name:

        Title:

TOMMY BAHAMA R&R HOLDINGS, INC.

By:

        Name:

        Title:

TOMMY BAHAMA TEXAS BEVERAGES, LLC

                    By: Tommy Bahama Beverages, LLC, its sole member
By:

            Name:

            Title:

VIEWPOINT MARKETING, INC.

By:

        Name:

        Title:

OXFORD LOCKBOX, INC.

By:

        Name:

        Title:

SUGARTOWN WORLDWIDE LLC

By:

        Name:

        Title:

ADMINISTRATIVE AGENT, ISSUING BANK, AND LENDER:	SUNTRUST BANK, as Administrative Agent, an Issuing Bank, a Lender, and the Swing Bank By: Name: Title:

LENDER:	JPMORGAN CHASE BANK, N.A., as a Lender By: Name: Title:

LENDER:	REGIONS BANK, as a Lender By: Name: Title:

LENDER:	BRANCH BANKING AND TRUST COMPANY, as a Lender By: Name: Title:

LENDER:	BANK OF AMERICA, N.A., as a Lender By: Name: Title:

LENDER	FIFTH THIRD BANK, as a Lender By: Name: Title:

LENDER	KEYBANK NATIONAL ASSOCIATION, as a Lender By: Name: Title:

LENDER	PNC BANK, NATIONAL ASSOCIATION, as a Lender By: Name: Title:

LENDER	UPS CAPITAL CORPORATION, as a Lender By: Name: Title:

LENDER	ISRAEL DISCOUNT BANK OF NEW YORK, as a Lender By: Name: Title: By: Name: Title:

Schedule 1

Existing Investments Permitted Under Section 8.5(e) and 8.5(l) of the Credit Agreement

1.    Parent has made additional Investments of $19,873,200 in US Ben Sherman Holdco.

2.	Parent has made additional Investments of $23,000,000 in Oxford Products (International) Limited.

1